Exhibit 2.1

Description of Securities

Common Shares

The Common Shares have a par value of $0.30. Holders of Common Shares are entitled to one vote per share upon all matters on which they have the right to vote. The Common Shares do not have pre-emptive rights, conversion rights or exchange rights and are not subject to redemption, retraction, purchase for cancellation or surrender provisions. The Company may, if authorized by the directors, purchase or otherwise acquire any of its Common Shares at a price and upon the terms determined by the directors. There are no sinking or purchase fund provisions, no provisions permitting or restricting the issuance of additional securities or any other material restrictions, and there are no provisions which are capable of requiring a security holder to contribute additional capital. Holders of the Common Shares are entitled to receive such dividends as may be declared by the board of directors (the “Board of Directors” or the “Board”) out of funds legally available. In the event of dissolution or winding up of the affairs of the Company, holders of the Common Shares are entitled to share rateably in all assets of the Company remaining after payment of all amounts due to creditors.

To date, the Company has not declared or paid any dividends on its Common Shares or made any distributions since its incorporation. The Company does not currently anticipate paying any cash dividends in the foreseeable future. Although the Company intends to retain its earnings, if any, to finance the development and growth of its business, the board of directors of the Company has the discretion to declare and pay dividends in the future.

Super Voting Shares

The holders of Super Voting Shares are entitled to 1,000 votes per share on all matters submitted to a vote of the Shareholders, whether at a meeting or by written consent, and will vote together with the holders of the Common Shares as a single class, except as otherwise required by law or the Company’s constating documents. The Super Voting Shares are not convertible into or exchangeable for any other class or series of shares of the Company, and do not have any preference, liquidation, or other rights or privileges over or in addition to those of the Common Shares, nor do they have any dividend rights. The Super Voting Shares are subject to the same restrictions on transfer, redemption, repurchase, and other provisions as the Common Shares, as set forth in Company’s constating documents. The number, designation, and terms of the Super Voting Shares may be amended, altered, or repealed by the affirmative vote of the holders of a majority of the Super Voting Shares and a majority of the Common Shares, voting as separate classes. The Company may not issue any additional Super Voting Shares without the prior written consent of the holders of a majority of the Super Voting Shares.

Preferred Shares

The holder of Preferred Shares are not entitled to vote. The Preferred Shares issued by the Company accrue dividends, when, as, and only if declared by the Board, out of any assets at the time legally available, being payable in preference and priority to any declaration or payment of any distribution on Common Shares in a calendar year. The issued Preferred Shares include a liquidation preference equal to $0.01 per share, plus any accrued and unpaid dividends. Each issued Preferred Share is convertible, at the option of the holder, into three  Common Shares with five business days’ notice, provided that no conversion will take place until all holders of the issued Preferred Shares consent to such a conversion.

To date, the Company has not declared or paid any dividends on its Common Shares or made any distributions since its incorporation. The Company does not currently anticipate paying any cash dividends in the foreseeable future. Although the Company intends to retain its earnings, if any, to finance the development and growth of its business, the board of directors of the Company has the discretion to declare and pay dividends in the future.

To change the rights of holders of the Company’s common shares requires approval of at least two-thirds of the Company’s shareholders present in person or by proxy at a meeting of shareholders of the Company.

Warrants

The Warrants outstanding each allow the holder to acquire one common share of the Company upon exercise. Of the total number of warrants outstanding, 132,333 are exercisable at a price of $0.35 per share for a period of 24 months from September 30, 2024, being the date that the Common Shares were listed for trading on the Nasdaq Capital Market, and 250,000 are exercisable at a price of US$2 per share expiring three years after the date of listing of our Common Shares on Nasdaq.

Subscription Receipts

On September 19, 2019, the Company issued 22,056 subscription receipts to investors through a crowdfunding portal. Each subscription receipt was issued at a price of $0.90 per subscription receipt and automatically converted to units of the Company 12 months after the date of issuance of the subscription receipts. Each unit is comprised of one Common Share and one warrant to acquire one Common Share exercisable at a price of $2.10 per share for a period of 24 months from the date of listing of our Common Shares on Nasdaq.